Exhibit 10.1

SECOND AMENDMENT TO OFFICE FLEX LEASE

THIS SECOND AMENDMENT TO OFFICE FLEX LEASE (this “Amendment”) made this 27th day of February, 2019 (being the date when the last of Landlord and Tenant has executed this Amendment, and also being referred to as the “Execution Date”) by and between RCS - Tech Park, LLC, a Colorado limited liability company (“Landlord”), and FARO TECHNOLOGIES, INC., a Florida corporation (“Tenant”).

WHEREAS, Landlord’s predecessor in interest, Sun Life Assurance Company of Canada, and Tenant entered into that certain Office Lease dated September 26, 2007, as amended by Notice of Lease Term Dates, dated as of October 1, 2007, and that First Amendment to Lease dated October 1, 2009, which was thereafter assigned to Landlord (collectively the “Lease”) for premises containing approximately 46,481 rentable square feet (the “Premises”) in the building located at 250 Technology Parkway, Lake Mary, Florida 32746.

WHEREAS, Tenant wishes to extend the term of the Lease.

NOW, THEREFORE, in consideration of the mutual agreements herein set forth, the mutual agreements set forth in the Lease, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant have agreed, and hereby agree that the Lease is amended as follows:

1.
Recitals Incorporated. The recitals set forth above are hereby incorporated by this reference and shall be deemed terms and provisions hereof with the same force and effect as if fully set forth in this Section 1.

2.	Defined Terms. Capitalized terms which are not otherwise defined herein shall be deemed to have the same meanings herein as are ascribed to such terms in the Lease.

3.
Extension of Term. The Term of this Lease is hereby extended for a period of sixty-six (66) months with such extension commencing on October 1, 2019 and expiring, unless sooner terminated pursuant to the terms of the Lease, on March 31, 2025 (the “Second Extension Term”). All references to “Term” in the Lease shall include the Extension Term and the initial Term of the Lease.

4.	Base Rent. The following is hereby added after the first paragraph of Section 4:

The Base Rent payable monthly during the Second Extension Term shall be payable as follows:

DATES:	$/RSF:	MONTHLY RENT:	RENT FOR APPLICABLE PERIOD*:
10/1/2019 - 12/31/2019	$0.00	$0.00	$0.00
1/1/2020 - 9/30/2020	$12.88	$49,889.61	$449,006.46
10/1/2020 - 9/30/2021	$13.27	$51,400.24	$616,802.87
10/1/2021 - 9/30/2022	$13.66	$52,910.87	$634,930.46
10/1/2022 - 9/30/2023	$14.07	$54,498.97	$653,987.67
10/1/2023 - 9/30/2024	$14.50	$56,164.54	$673,974.50
10/1/2024 - 3/31/2025	$14.93	$57,830.11	$346,980.67
*Plus, applicable Florida Sales tax (currently 6.8%).

5.
Allowance. Landlord hereby agrees to provide to Tenant an Allowance in the amount of $7.00 per rentable square foot of space in the Premises (being $325,367.00) (“Allowance”). The Allowance shall be used and applied by Tenant as follows:

(a) If Tenant so elects by written notice to Landlord, Landlord shall furnish and install approximately 99 parking stalls (“Parking Stalls”) in the area depicted on Exhibit A-1 (“Parking Election”). If Tenant exercises the Parking Election, subject to city approval of the same, Landlord must complete (subject to delays due to permitting, governmental regulations and delays by Tenant in responding to requests for approval), installation of the Parking Stalls on or before six months following the later to occur of (i) Tenant’s notice to Landlord or (ii) the Execution Date. Within thirty (30) days following completion of the Parking Stalls, Landlord shall provide to Tenant evidence of the reasonable costs and expenses paid by Landlord to third parties for the design, permitting and/or installation of the Parking Stalls and a construction management fee equal to 2% of all hard and soft costs of the Work shall be payable to Landlord, and such amounts (if any) shall be credited against the Allowance. If Landlord fails to complete the Parking Stalls and render them useable on or before the date herein required, Tenant shall have the right to give Landlord notice of such failure and if Landlord fails to complete the Parking Stalls within thirty (30) days after receipt of such notice from Tenant, then Tenant shall be entitled to day-for-day abatement of the Base Rent payable under the terms of the Lease as hereby amended, for each day that the completion of the Parking Stalls is delayed.
(b) To the extent the Allowance is not used for and applied to the Parking Election, the Allowance may be used and applied by the Tenant toward payment for Tenant’s improvements to the Premises (“Tenant Improvements” and “Tenant Improvements Election”). The Construction Rider attached hereto as Exhibit A shall govern Tenant’s construction of Tenant Improvements and the allocation and payment of Allowance funds therefor.

6.
Operating Expenses Rent. Subject to the terms of Section 3.2(g) (as added in this Amendment), Tenant shall continue to pay Tenant’s Share of Expenses, currently estimated to be $2.99 per rentable square feet per annum for 2018, which shall be payable monthly.

7.	Renewal Option. Exhibit B to the First Amendment is hereby deleted replaced with the following:
“Tenant shall have two (2) five-year (“Option Period”) options (each, an “Option) to renew the Lease at 95% of the then prevailing fair market rental value of the Premises as reasonably determined by Landlord in its sole discretion at the commencement date of any such option period.  Notice of the exercise of an Option to renew shall be given to Landlord in writing no later than nine (9) months prior to the end of the then-expiring lease term.  In determining the fair market rental value for any Option Period, Landlord will not consider the highest and best use for the Premises, or the Building where the Premises are located but will consider the then prevailing rent for premises comparable in size and use to the Premises, located in buildings comparable in size and use to, and in the general vicinity of, (Lake Mary, Florida) the Building, leased on terms comparable to the terms contained in this Lease, and taking into account the rentable area of the premises, the length of the rental term, the quality and creditworthiness of the tenant, tenant improvements to the premises and all applicable concessions and commissions.  Notwithstanding anything to the contrary contained in this Paragraph, the Option Period Base Rent shall never be less than the Base Rent paid by Tenant during the year immediately preceding the Option Period.”

8.	Assignment in Event of Merger. The following paragraph is hereby added after the fourth paragraph of Section 7.3:
“Notwithstanding anything herein to the contrary, Tenant shall be permitted to assign the lease without Landlord’s consent in the event of a merger, stock sale, asset sale or other corporate transaction, provide the assignee or surviving entity assumes this Lease and has a net worth equal to or greater than that of Tenant at the time of such Assignment.”

9.	Audit. The first sentence of Section 3.1(f) is hereby amended by deleting the words “sixty (60) days” and replacing them with “ninety (90) days”.

10.	Cap on Tenant’s Share of Operating Expenses. The following is hereby added as Section 3.2(g):

“3.2(g)    Notwithstanding anything contained herein to the contrary, Tenant’s Share of Operating Expenses shall not increase from one (1) calendar year to the next by more than four percent (4%) per calendar year on a cumulative basis (excluding non-controllable expenses, such as taxes, insurance and utilities, which shall not be subject to the cap but shall increase at a rate that such costs actually increase).”

11.
Improvements. Tenant shall continue to occupy the Premises in their “AS-IS” condition. Tenant shall make either the Parking Election or the Tenant Improvement Election in accordance with the provision of Exhibit A. attached hereto.

12.	Alterations. Section 5.1(d) of the Lease is hereby deleted in its entirety and replaced with the following:
“(d) Removal of Alterations. Except for Alterations that Tenant may remove in accordance with this Lease, all Alterations affixed to the Premises shall become part thereof and remain therein at the end of the Term and Tenant shall have no obligation to remove any Alterations. Notwithstanding the foregoing, Landlord acknowledges and agrees that the building generator and Tenant’s Property is property of Tenant. Tenant’s sole obligation, with respect to removal of Alterations from the Property upon expiration of the Term or earlier termination of this Lease shall be to remove or dispose of the building generator and Tenant’s Property and to repair and restore all damage caused thereby.”

13.	Right of Early Termination. Tenant shall have the one-time right to terminate this Lease on January 1, 2023 (“Early Termination Date”) by giving Landlord twelve (12) months prior notice of its election to terminate this Lease. Tenant shall pay the amount of the unamortized costs of Tenant’s leasehold improvements in the amount of $133,104.68, leasing commissions in the amount of $55,240.26, and four (4) months of Base Rent at the rate of the thirty-ninth (39th) in the amount of $218,062.88 for a total of $406,407.82 (“Termination Payment”). Tenant shall pay the Termination Payment to Landlord within ten (10) days of Tenant’s receipt of notice of the amount of the Termination Payment. Provided Tenant has timely paid the Termination Payment and continues to pay all sums due under the Lease through the Early Termination Date, then upon the Early Termination Date this Lease shall terminate and both parties shall be released from any further obligations hereunder, except those accruing prior to the Early Termination Date.

14.	Notices. From and after the date hereof, any and all notices from Tenant to Landlord under the Lease shall be sent to the following:
RCS - Tech Park, LLC
317 Centennial Parkway,
Louisville, CO 80027
Attention: Asset Manager

15.	Relocation. Landlord shall not have the right to relocate Tenant during the Lease term or any renewal periods.

16.	Subordination. The following language is hereby deleted from the last sentence of Section 10.1 of the Lease: “, at the option of such holder,”.

17.	Security Deposit. Landlord acknowledges it is holding a Security Deposit in the amount of $54,963.79, in accordance with the terms of the Lease.

18.
Brokers. Landlord and Tenant acknowledge that the broker for Landlord is Foundry Commercial (“Landlord’s Broker”) and the broker for Tenant is Jones Lang LaSalle Brokerage, Inc. (“Tenant’s Broker”). Landlord and Tenant hereby agree to indemnify and to hold each other harmless against any loss, expense or liability with respect to any claims for commissions, finder’s fees or brokerage fees arising from or out of any breach of the foregoing representation and warranty. Landlord shall be responsible for paying any commission due to Landlord’s Broker and Tenant’s Broker in connection with this transaction pursuant to separate written agreements between Landlord and each broker.

19.	Ratification. Tenant hereby ratifies and confirms its obligations under the Lease, and represents and warrants to Landlord that it has no defenses thereto.

20.
Prior Lease; Governing Law. Except as modified hereby, the Lease shall remain in full effect and this Amendment shall be binding upon Landlord and Tenant and their respective successors and assigns. In the event of any conflict between any term or provision of the Lease and this Amendment, the term or provision of this Amendment shall control. This Amendment shall be governed by the laws of the State in which the Premises are located.

21.	Counterparts. This Amendment may be executed in multiple counterparts, via PDF or facsimile, each of which shall constitute an original, but all of which shall constitute one document.

22.	Entire Agreement. This Amendment supersedes any prior agreements, negotiations, and communications, oral or written, with respect to the subject matter of this Amendment and contains the entire agreement between, and the final expression of, Landlord and Tenant with respect to the matters treated in this Amendment. No subsequent agreement, representation, or promise made by either party hereto, or by or to an employee, officer, agent or representative of either party hereto shall be of any effect unless it is in writing and executed by the parties.
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IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the day and year first above written.

WITNESS:                    LANDLORD:

/s/ Ed Beehner____________            RCS - TECH PARK, LLC,
Name: Ed Beehner_________        a Colorado liability company

/s/ Sarah Gehringer_________	By: Real Capital Solutions, Inc., Agent
Name: Sarah Gehringer_____
By: /s/ Judy Lawson___________________
Judy Lawson, Vice President, Commercial

Date of execution: February 28, 2019

WITNESS:                    TENANT:

/s/ Nancy Lynn Setteducati__            FARO TECHNOLOGIES, INC.
Name: Nancy Lynn Setteducati___            a Florida corporation

/s/ Jody S. Gale___________            By: /s/ Robert E. Seidel_______
Name: Jody S. Gale                Name: Robert E. Seidel
Its:     Chief Financial Officer

Date of execution: February 27, 2019

EXHIBIT A

CONSTRUCTION RIDER

THIS CONSTRUCTION RIDER (this “Construction Rider”) is attached to and made a part of that certain Second Amendment to Office Flex Lease (the “Amendment”) dated February 27, 2019 by and between RCS - Tech Park, LLC, a Colorado limited liability company (“Landlord”), and FARO TECHNOLOGIES, INC., a Florida corporation (“Tenant”). All capitalized terms used in this Construction Rider which are defined in the Lease shall have the same respective meanings as given in this Amendment.
In accordance with the Amendment, Landlord is providing to Tenant an Allowance, whereby Tenant may make the Parking Election and/or the Tenant Improvement Election. In the event Tenant makes the Tenant Improvement Election, the following shall apply:

I.
Construction of Work: Tenant shall be solely responsible for construction of all leasehold improvements (the “Work”) and Tenant shall enter into a contract with a general contractor (the “General Contractor”) for all such Work. The General Contractor and all subcontractors shall (i) abide by the Landlord’s rules and regulations, a copy of which is attached to the Lease as Exhibit E , and with the rules and regulations set forth in this Construction Rider; (ii) carry insurance as set forth on Exhibit A-2; and (iii) be subject to Landlord’s prior approval in writing which shall not be unreasonably withheld. Tenant shall indemnify and hold harmless Landlord from and against all liability, cost, expense and damages incurred as a result of Tenant’s, its general contractor’s, subcontractors’, architect’s, or engineer’s presence in the Premises or in connection with the Work, except that the foregoing indemnity shall not cover any amount arising from the gross negligence or willful misconduct of Landlord or its agents. In connection with construction of the leasehold improvements, Tenant shall comply with all provisions of the Lease and this Construction Rider. Tenant’s plans and specifications and the mechanical, structural and electrical engineers preparing such plans shall be subject to Landlord’s prior written review and approval. All Work shall be performed in accordance with the approved plans lien-free, in accordance with all laws and regulations, and in a good and workmanlike manner. A construction supervision fee equal to 2% of all hard and soft costs of the Work shall be payable to Landlord.

II.
Allowance: All portions of the Allowance not applied toward the Parking Election may be used as a contribution towards payment of the costs of the Work. Tenant shall pay all costs of leasehold improvements in excess of the Allowance as and when required. Provided that Tenant is not in default hereunder beyond any applicable grace period, the Allowance shall be disbursed to Tenant, or as designated by Tenant, to Tenant’s architect and/or general contractor (“General Contractor”), on a monthly basis for costs theretofore incurred by Tenant for which the Allowance is applicable within thirty (30) business days after Tenant has provided Landlord with a written request for such payment, together with (x) copies of all government approvals theretofore required, (y) confirmation of the portion of the Work theretofore completed, certified by Tenant’s architect and/or General Contractor, as appropriate, on standard AIA forms and (z) partial lien waivers and progress payment affidavits from the General Contractor and from all subcontractors. Landlord shall not be required to make final payment of the Allowance until thirty (30) business days after Tenant has taken occupancy of the Premises and Landlord has received, in addition to the items required under clauses (x) and (y) above, final lien waivers and affidavits from the General contractor and all subcontractors. Any portion of the Allowance not used within eighteen (18) months after the Effective Date shall be forfeited.

III.
Rules and Regulations: Landlord hereby sets forth the following rules and regulations governing the Work to be done by the General Contractor, its employees and any and all subcontractors employed by the General Contractor, and Tenant hereby agrees that the General Contractor shall comply with these rules and regulations and any changes thereto which may reasonably be made by Landlord. Tenant further agrees to see to it that any and all subcontractors employed by the General Contractor comply with the same.

1.    Permits: All permits and licenses necessary for the prosecution of the Work shall be secured and paid for by the General Contractor prior to commencement of the Work. It is the responsibility of the General Contractor to forward an original Certificate of Occupancy to Landlord.
2.    Work Area: Before commencing any of the Work, the General Contractor shall erect construction barriers acceptable to Landlord between the area where the General Contractor’s Work is being conducted (the “Work Area”) and any public areas in the Building and will keep the Work Area closed from public view until completion and occupancy by Tenant. The General Contractor shall perform all construction activities and all storage of materials inside the Work Area.
3.    Keys and Locks: The General Contractor shall provide Landlord with keys to all locks installed on or in the Work Area. Landlord shall be provided access to the Work Area at all times.
4.    Common Areas: The General Contractor shall carefully protect all walls, carpets, ceiling tiles, floors, furniture and fixtures in the Common Areas (as defined in the Lease) or areas open to the public and shall pay for repair or replacement of all damaged property therein (whether caused by General Contractor or its agents or subcontractors) upon demand by Landlord. The General Contractor will not perform any construction activities or store any materials in any Common Areas or public areas. Alterations to multi-tenant corridors (e.g., door cut-in) shall either be complete within the first week of construction or a visual barrier (approved by Landlord) shall be erected at General Contractor’s expense. The General Contractor will keep the Common Areas and vacant spaces of the Building free of construction material, dirt and debris at all times.
5.    Elevators: All construction materials, tools and trash are to be transferred to and from the Work Area via the freight elevator. At no time shall the General Contractor (or its subcontractors or suppliers) use the passenger elevators to move construction personnel, materials, equipment, tools or trash to or from the Work Area without the express prior consent of the Landlord. Furthermore, the use of the freight elevator shall be scheduled by the General Contractor with Landlord. Any work or hauling of materials or trash on occupied floors shall be conducted so as to leave unobstructed at all times the public corridor, freight elevator vestibule or passenger elevator lobby. Because the freight elevator is the principle means of providing hoisting for service as well as construction activities, the General Contractor must cooperate in resolving any conflicts which may arise from time to time when the General Contractor is required to share the freight elevator with the Building’s cleaning crew, other tenants, etc. At no time may the General Contractor or its subcontractors block the freight elevator open. In the event that any damage occurs to the freight elevator or freight elevator lobbies, the General Contractor will bear the total cost of repairs.
6.    Water and Electricity During Construction: Sources of water and electricity (in reasonable quantities for lighting, portable power tools, drinking water, water for testing and other such common uses during construction) will be made available to the General Contractor by the Landlord without cost to the General Contractor. The General Contractor shall make all connections or furnish any necessary extensions to or from such sources, and shall be responsible for promptly removing same upon completion of the Work.
7.    Sanitary Facilities: Sanitary Facilities will be furnished to the General Contractor by Landlord. The General Contractor shall use only those facilities specifically provided or designated by the Landlord. Charges associated with clean-up or damage of any kind shall be the responsibility of the General Contractor.
8.    Dusty Work: The General Contractor shall notify Landlord prior to the commencement of any extremely dusty work (e.g., sheet rock cutting, sanding, extensive brooming, etc.) and Contractor shall arrange for additional filtering capacity on the affected HVAC equipment. Failure to make such prior notification will result in the General Contractor absorbing any costs associated with returning any HVAC equipment damaged by dust to its original condition.
9.    Work Approval: All drawings, change orders, subcontractors and materials must be approved by Landlord prior to the start of construction. Subcontractors or materials unacceptable to the Landlord shall not be used.
10.    Disposition of Materials: Any and all unused construction materials shall be disposed of by the General Contractor in the same manner as waste or unwanted material, except as may otherwise be directed by Landlord. General Contractor shall not use the building trash compactor. The placement of a container or vehicle in which to empty trash must be scheduled through the management office. The General Contractor is responsible for keeping the area around the trash container clean at all times.

11.    Clean-up: The General Contractor shall at all times on a day-to-day basis keep the Work Area and other areas of the Building or site free from accumulations of waste material, debris or rubbish caused by or incidental to the Work. Upon completion of the Work, the General Contractor shall promptly remove from the Work Area, the Building and the site, all tools, scaffolding, surplus materials, trash and debris, and shall leave the site, the Building and Work Area “broom clean”. Any debris, rubbish, materials or equipment left outside the Work Area or left anywhere on the Premises, shall be disposed of by Landlord, and the General Contractor shall be responsible for promptly reimbursing Landlord for the cost thereof.
12.    Working Hours: The General Contractor understands that the work will be done in a building that is occupied and that the safety, comfort and quiet enjoyment of the tenants in the Building is the highest priority. As such, certain operations must be performed outside the hours of 8:00 a.m. to 6:00 p.m. Monday through Friday to prevent the disturbance or interruption of normal business operations. These operations include, but are not limited to:

(a)	A. Drilling or cutting of the concrete floor slab;

(b)	B. Drilling or cutting of any concrete structural member;

(c)	C. Sanding, chiseling or leveling of the concrete structure;

(d)	D. Delivery of drywall or large quantities of building materials;

(e)	E. Nailing carpet tack strip;

(f)	F. Testing the Fire Alarm System; and

(g)	G. Any work which generates noise or vibration which may be disruptive to Building occupants.
The General Contractor must obtain prior approval from Landlord to perform work after normal Building hours of operation. The General Contractor and subcontractors will be required to show identification to security and sign-in prior to admittance into the Building after hours.
13.    Workman Conduct: No loud or abusive language or actions or the playing of music which can be heard outside the Work Area will be tolerated. It will be the responsibility of the General Contractor to enforce this regulation on a day-to-day basis and/or in response to specific complaints from other tenants or from Landlord.
14.    Electrical Panel Changes: All additional electrical circuits added to or removed from existing electrical panels or any new circuits added to new electrical panels must be appropriately marked as to the area and/or equipment serviced by the circuit(s) in question as provided for in specifications. All electrical panels which have covers removed for any reason (e.g., so as to allow the addition of new circuits) or any new electrical panels which are installed shall be left at the end of each day with all panel covers properly in place and all panel doors securely closed. All electrical work will require as-built drawings to be submitted to the management office upon completion of work. The electrical contractor must have one or more licensed electrician on the job at all times during construction.
15.    Special Elevator Services: Any work or repair which necessitates or involves the following must be scheduled in advance with Landlord.
A.    Access to the top of an elevator cab;
B.    Utilization of an elevator cab to perform special services; and
C.    Work on or in any elevator cab servicing the Building.
Sufficient notice regarding such proposed activities should be given so as to allow Landlord to arrange with the Building’s elevator installer or service contractor to provide personnel to perform or supervise such activities.
Under no circumstances should the General Contractor permit its personnel to utilize the elevator facilities for any purpose other than the approved transport of materials and/or personnel. Tenant and/or the General Contractor will be responsible for any extra costs incurred by the Landlord resulting from or in connection with such use of the Building’s elevators by the General Contractor (or its employees or subcontractors).
16.    Welding/Cutting Torch Use: No welding or cutting torch is to be used in the Building without the prior approval of Landlord. If such approval is granted by Landlord, the General Contractor must have a fire extinguisher present in the Work Area at all times when the equipment is being used. Additionally, the General Contractor must perform any such work after-hours because of the fumes which may be associated with such welding/cutting torch usage.
17.    Spraying of Varnishes/Lacquer in the Building: No varnishes/lacquers are to be sprayed in the Building without the prior approval of the Landlord. Because of their combustible nature, this type of work should normally be done off-site. Anyone found spraying these compounds in or around the Building without the approval of the Landlord will be required to cease such work.
18.    Draining of Sprinkler Lines: Any work which will involve the draining of a sprinkler line or otherwise affect the Building’s sprinkler system must be approved in advance by Landlord. In all instances where this is done, the system may not be left inoperable overnight. De-energizing of the fire pump related to drainage of the sprinkler lines will be done only by Landlord’s personnel.
19.    Deliveries: All deliveries and/or pick-ups by the General Contractor or its vendors must be made through the Building loading dock and freight entrance or as otherwise specifically provided by Landlord. All delivery vehicles are governed by a one (1) hour parking limitation. Deliveries of drywall and other oversized material must be scheduled for delivery on weekends through the management office.
20.    Parking: Landlord does not provide parking for the General Contractor or subcontractors. Landlord will not be responsible for damages or thefts to any vehicles parked in the parking area.
21.    Posting of Rules and Regulations: A copy of these rules and regulations, acknowledged and accepted by the General Contractor, must be posted on the Job Site in a location clearly visible to all workers. It is the General Contractor’s responsibility to instruct its employees and all subcontractors to familiarize themselves with these rules and to enforce compliance with these rules at all times.
22.    Life Safety System: The General Contractor shall be held responsible for maintaining the integrity of the Building’s life safety system in areas under its construction supervision and within its control.
Should a General Contractor’s Work, including welding, the use of a cutting torch, or any other activity, interfere with the fire alarm system wiring or otherwise trigger or affect the fire alarm system, the General Contractor must contact Landlord prior to commencing such activity.
The General Contractor shall take any and all reasonable steps to prevent accidental triggering of the fire and smoke detection devices within or adjacent to the Work Area. Such steps shall not include disconnecting any such devices, but rather shall involve the installation of dust barriers around smoke detectors, etc.
All stairwell doors will remain closed at all times.
23.    Light Bulbs and Ballasts: The General Contractor is responsible for ensuring that all light fixtures in the Work Area are working properly and are fully lit upon job completion. This includes replacement of bulbs and ballasts as required in light fixtures that are replaced, added or repositioned.
24.    Providing of Licenses: General Contractor will supply to the management office a copy of the General Contractor’s License, Certificate of Insurance, and a Letter of Competency. All subcontractors must supply the same information to the management office.
25.    Access: The General Contractor will be required to sign for a key for access to its work areas from the management office on a daily basis. The General Contractor will open all necessary areas for its personnel to work and will secure all areas every evening.
26.    Non-Compliance: Non-compliance with these regulations will result in the possible barring of the General Contractor from current or future activities in the Building. Any costs incurred by Landlord in cleaning the Building or Work Area or repairing damage resulting from the General Contractor’s activities (including the activities of any of the General Contractor’s employees or subcontractors) will be billed to the General Contractor or set off against future payments to the General Contractor.

Any failure of Tenant to comply with the requirements of this Construction Rider shall constitute a default by Tenant under the Lease and Landlord shall have and may pursue all remedies available to Landlord under the Lease, at law or in equity.

SCHEDULE 3-1
Parking Stalls

Exhibit A-2

INSURANCE REQUIREMENTS FOR CONTRACTORS

All contractors performing work in, on or about the Property at the request of, or on behalf of, the Tenant shall, at a minimum, carry and maintain insurance in accordance with the standards and requirements set forth in this Exhibit A-2

1.    Required Coverages.

(a)    Workers Compensation; Commercial General Liability; Automobile Liability. All general contractors and subcontractors shall carry and maintain in force at all times relevant to this Lease:

(h)Workers compensation insurance covering all of its employees, which insurance shall include the following:
(A)    Coverage A - statutory amount; and

(B)    Coverage B - employers’ liability insurance with limits not less than $500,000 each accident, $500,000 disease-policy limit and $500,000 disease-each employee;

(ii)    Commercial general liability insurance with limits not less than $1,000,000 per occurrence, $2,000,000 general aggregate and $2,000,000 products-completed operations aggregate, to apply on a per project basis, including coverage for bodily injury, property damage, products and completed operations, personal injury, advertising injury, premises operations, independent contractors and contractual liability; and

(iii)    Automobile liability insurance covering all owned, non-owned and hired vehicles with a combined single limit not less than $1,000,000 per accident.

(b)    Professional Liability. All general contractors and subcontractors providing design/build services or other professional services with regard to the Property (including, without limitation, architects, design professionals, engineers and environmental consultants) shall carry and maintain professional liability insurance for the activities and services provided by such general contractor or subcontractor, as applicable, with limits not less than $1,000,000 per claim and $2,000,000 aggregate (or such higher limits required by Landlord), which professional liability insurance shall be maintained continuously starting on or before commencement of the work and continuing for a period of three years after the date of final payment.

(c)    Property. All general contractors and subcontractors shall carry and maintain property insurance coverage for tools and equipment brought onto and/or used on the Property by such general contractor or subcontractor, as applicable, in an amount equal to the replacement cost of all such tools and equipment.

(d)    Umbrella/Excess Liability. General contractors shall carry and maintain umbrella/excess liability insurance with limits not less than $5,000,000 per occurrence and $5,000,000 annual aggregate (or such other limits required and/or approved by Landlord). Subcontractors performing the following services shall carry and maintain umbrella/excess liability insurance with not less than the following limits (or such other limits required and/or approved by Landlord):

(i)    $5,000,000 per occurrence and $5,000,000 annual aggregate: Demolition,

Roofing/Roof Consultants, Site Excavation and Structural Steel;

(ii)    $3,000,000 per occurrence and $3,000,000 annual aggregate: Alarm Monitoring/Fire Sprinkler Service, Concrete & Masonry, Drilling, Elevator Service, Fencing, Hazardous Material & Asbestos Removal, HVAC, Mud Jacking, Patrol Services, Power Washing, Propane Gas, Scaffolding and Welding; and

(iii)    $1,000,000 per occurrence and $1,000,000 annual aggregate: Asphalt/Driveway, Cable Installation, Drywall/Framing, Electrical, Fencing, Landscaping/Irrigation/Tree Trimming, Locksmith, Metal Cleaning & Finishing, Moving, Overhead and Revolving Door Service, Painting (with lift), Pest Control, Plumbing, Snow Removal, Trash Service and Window Cleaning (with roof mounted or mechanized equipment).

Such umbrella/excess liability insurance policies shall follow the form of the primary coverages, be in excess of the underlying policies without gaps in limits and provide coverage at least as broad as the underlying policies.

2.    Additional Insured Requirements and Waiver of Subrogation. The commercial general liability insurance, automobile liability insurance and umbrella/excess liability insurance policies shall name Landlord and Landlord Parties as additional insureds. This requirement shall be evidenced in the form of a CG2010 and a CG2037, or equivalent, which shall be attached to the certificate of insurance. The workers compensation insurance, commercial general liability insurance, automobile liability insurance and umbrella/excess liability insurance policies shall include a waiver of subrogation in favor of Landlord Parties. If any policy requires an endorsement to provide for waiver of subrogation, the vendor, general contractor or subcontractor, as applicable, shall cause the policy to be so endorsed.

3.    Other Requirements. All insurance policies maintained by general contractors and subcontractors shall not have deductibles or self-insured retentions that exceed $25,000 without the prior written approval of Landlord and shall be:

(a)    Underwritten by insurance companies lawfully authorized to do business in the jurisdiction in which the Property is located and acceptable to Landlord with a current AM Best rating of A VIII or higher,

(b)    Written for not less than the limits specified in this Exhibit or required by law, whichever coverage is greater,

(c)    Endorsed to provide that the insurance carrier will send a written notice of cancellation or non-renewal to Landlord at least 30 days prior to any cancellation or non-renewal, and

(d)    Primary and non-contributory with any similar insurance maintained by Landlord or Landlord Parties.

The commercial general liability policies and the umbrella/excess liability policies shall be written on an occurrence policy form at least as broad as ISO form CG 00 01 or equivalent coverage (“modified occurrence” and “claims made” policies are not acceptable) and shall include explosion, collapse and underground hazard coverage. The products and completed operations coverage in the commercial general liability insurance policy shall be maintained by general contractors and subcontractors for at least three years from final completion and acceptance of the work by Landlord. Any deficiency in the insurance coverage of any subcontractors shall be the sole responsibility of the general contractor.

4.    Certificates and Endorsements. To evidence the insurance requirements, prior to commencement of any work, general contractors, subcontractors performing work in excess of $10,000.00 in the aggregate, and any contractor or subcontractor accessing the roof shall provide certificates of insurance and the following endorsements: (a) additional insured endorsements (CG2010 and CG2037, or equivalent); (b) 30-day notice of cancellation endorsement; and (c) waiver of subrogation endorsement, if required by policy. Such certificates and endorsements shall be of a form and content satisfactory to Landlord. All certificates of insurance shall include the following statement in the “Description of Operations” section:

“[Insert the full name of Landlord], its affiliates, parent and subsidiaries, and their respective trustees, directors, officers, members, managers, venturers, partners, shareholders, agents, contractors, representatives, property managers, lenders, assignees, affiliates and employees (collectively, “Landlord Parties”) are additional insureds for General Liability, Automobile Liability and Umbrella. A Waiver of Subrogation applies in favor of Landlord Parties for Workers Compensation, General Liability, Automobile Liability and Umbrella as required by written contract. Policies are primary and non-contributory with any similar insurance maintained by Landlord Parties.”

Prior to expiration of any certificate, the general contractor or subcontractor, as applicable, shall provide a renewal certificate of insurance. Failure to furnish such evidence of insurance coverage shall not be considered a waiver of such coverage.